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                                                                   EXHIBIT 3.101

                          CERTIFICATE OF INCORPORATION

                                       OF

                               SYNAGRO-WCWNJ, INC.


         FIRST. The name of the corporation is SYNAGRO-WCWNJ, INC.

         SECOND. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

         THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. The total number of shares of all classes of stock which the corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be common stock having a par value of $1.00 per share.

         FIFTH. The name and mailing address of the incorporator of the corporation is:


                           Name                 Mailing Address
                           ----                 ---------------
                       J. L. Austin         Corporation Trust Center
                                               1209 Orange Street
                                            Wilmington, Delaware 19601


         SIXTH. The original by-laws of the corporation shall be adopted by the incorporator. Thereafter, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized, from time to time, to make, alter, or repeal the by-laws of the corporation.

         SEVENTH. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         EIGHTH. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Each person who is or was a director or officer of the corporation, and each person who serves or served at the request of the corporation as a director or officer (or


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equivalent) of another enterprise, shall be indemnified by the corporation to the fullest extent authorized by the General Corporation Law of Delaware as it may be in effect from time to time, except as to any action, suit or proceeding brought by or on behalf of such director or officer without prior approval of the Board of Directors.

         NINTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         TENTH. The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true and accordingly has hereunto set his hand this 2nd day of June, 1994.


                                               /s/ J. L. Austin
                                               --------------------------
                                               Incorporator, J. L. Austin


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